Exhibit 99.2
[CIT Logo]

For Information:  Valerie L. Gerard - Senior Vice President - Investor Relations
                  (973) 422-3284
                       or
                  Yvette K. Rudich - Director - Corporate Communications
                  (973) 597-2095

           CIT ANNOUNCES THIRD QUARTER NET INCOME OF $0.69 EPS, UP 6%
                  FROM PRIOR QUARTER AND UP 8% FROM PRIOR YEAR

o     Managed assets up $1.7 billion from September 30, 2002 to $49.3 billion
o     Return on tangible equity improves
o     Credit quality improvement continues

      NEW YORK, October 23, 2003 - CIT Group Inc. (NYSE: CIT) today reported net income of $147.8 million or diluted earnings per share of $0.69 for the third quarter, up from $136.9 million or diluted earnings per share of $0.65 for the prior quarter. Return on tangible equity increased to 12.2% from 11.6% last quarter.

      "Our business model of maintaining a diverse business mix, focusing on credit management, emphasizing a strong balance sheet and solidifying existing leadership positions produced our highest quarterly earnings since our return to the public equity marketplace," said Albert R. Gamper, Jr., Chairman and CEO.

      "Further, the appointment of Jeff Peek as our president and chief operating officer and the formation of the Office of the Chairman is an important step for the future of CIT. I have every expectation that this group will take CIT to an even higher level," concluded Gamper.

Financial Highlights:

Portfolio and Managed Assets
      Total financing and leasing portfolio assets grew to $39.2 billion at September 30, 2003, up from $36.4 billion at September 30, 2002 and $37.5 billion at June 30, 2003. Growth for the quarter included a $450 million acquisition of factoring assets as well as seasonal factoring growth and strong growth in the home equity unit of Specialty Finance. The increase from the prior year was primarily in the home equity portfolio and the Capital Finance operating lease portfolio, reflecting last quarter's rail acquisition and new aircraft deliveries.

      The liquidating portfolios (owner-operator trucking, franchise, manufactured housing, recreational vehicle and inventory finance loans) declined to $1.0 billion from $1.1 billion at June 30, 2003 and $1.5 billion at September 30, 2002. Managed assets increased to $49.3 billion, up from $47.6 billion at September 30, 2002 and $47.9 billion last quarter.

      Origination volume, excluding factoring, was up 6% and 25% from last quarter and the prior year quarter. Increases in Specialty Finance and Structured Finance drove the improvement from last quarter, while the increase from the prior year quarter was mainly in Specialty Finance.

Net Finance and Risk Adjusted Margins
      Net finance margin was flat with last quarter at 3.80% of average earning assets, as dividends on preferred capital securities were included in interest expense for the first time this quarter due to the adoption of SFAS 150. On a comparable basis, net finance margin improved 5 basis points from the prior quarter, primarily reflecting lower interest expense due to improved funding rates and a modest improvement in net rental income, offset by lower yield-related fees.

      Risk adjusted margin (net finance margin after provision for credit losses) increased to $259.4 million (2.88%), from $238.6 million (2.67%) last quarter, due to improved net finance margin and lower charge-offs.

Credit Quality
      Owned and managed 60+ day delinquencies improved for the fourth consecutive quarter. Total 60+ day owned delinquencies declined to $863 million (2.85% of finance receivables) at September 30, 2003, from $926 million (3.26%) at June 30, 2003 and $1.070 billion (3.76%) at September 30, 2002. The improvement from the prior quarter was principally due to reductions in Equipment Finance. Managed 60+ day delinquencies decreased to $1.222 billion (2.95%) at September 30, 2003 from $1.278 billion (3.20%) at June 30, 2003, and
$1.539 billion (3.78%) at September 30, 2002.

      Non-performing assets also declined for the fourth consecutive quarter to the lowest level since June 2001. Non-performing assets were $867 million (2.86% of finance receivables), down from $941 million (3.31%) at June 30, 2003 and $1.140 billion (4.01%) at September 30, 2002. The continued improvement from last quarter was most notable in Equipment Finance. The improvement in non-performing assets in Capital Finance reflected the conversion of a non-performing Air Canada leveraged lease to a performing operating lease.

      Total charge-offs for the September quarter were $90.6 million (1.23% of average finance receivables), compared to $108.4 million (1.51%) for the prior quarter. The tables that follow detail charge-offs for the current and prior quarters by segment, both in amount and as a percentage of average finance receivables with supplemental disclosure of charge-offs relating to the liquidating and telecommunications portfolios.

Charge-offs: ($ in millions)                              Quarter Ended September 30, 2003
                                        ---------------------------------------------------------------------
                                                                       Before
                                               Total            Liquidating/Telecom      Liquidating/Telecom
                                        -------------------     -------------------     ---------------------
Specialty Finance - commercial..        $25.6         1.47%     $25.2         1.45%      $0.4         228.6%
Equipment Finance ..............         23.1         1.52%      18.1         1.26%       5.0          6.53%
Capital Finance ................           --           --         --           --         --            --
Commercial Finance .............         19.7         0.84%      17.7         0.75%       2.0         66.12%
Structured Finance .............          9.2         1.28%        --           --        9.2          6.01%
                                        -----                   -----                   -----
   Total Commercial Segments ...         77.6         1.17%      61.0         0.95%      16.6          7.13%
Specialty Finance - consumer ...         13.0         1.80%       6.6         1.26%       6.4          3.22%
                                        -----                   -----                   -----
   Total .......................        $90.6         1.23%     $67.6         0.98%     $23.0          5.33%
                                        =====                   =====                   =====

Charge-offs: ($ in millions)                                Quarter Ended June 30, 2003
                                       ----------------------------------------------------------------------
                                                                       Before
                                              Total            Liquidating/Telecom      Liquidating/Telecom
                                       --------------------     -------------------     ---------------------
Specialty Finance - commercial..       $ 23.9         1.33%     $23.9         1.33%     $  --            --%
Equipment Finance...............         38.6         2.51%      26.1         1.82%      12.5         12.00%
Capital Finance.................           --           --         --           --         --            --
Commercial Finance..............         21.3         0.96%      18.6         0.84%       2.7         76.80%
Structured Finance..............          8.6         1.18%        --           --        8.6          5.38%
                                       ------                   -----                   -----
   Total Commercial Segments....         92.4         1.40%      68.6         1.09%      23.8          8.87%
Specialty Finance - consumer....         16.0         2.62%       9.9         2.43%       6.1          3.01%
                                       ------                   -----                   -----
   Total........................       $108.4         1.51%     $78.5         1.17%     $29.9          6.33%
                                       ======                   =====                   =====

      Telecommunication and liquidating portfolios charge-offs were down from last quarter, reflecting lower charge-offs in the Equipment Finance franchise finance portfolio. Before liquidating portfolios and telecommunication charge-offs, charge-offs were $67.6 million (0.98% of average finance receivables) for the current quarter, down from $78.5 million (1.17%) last quarter. The improvement from last quarter reflects declines in Equipment Finance, the Specialty Finance home equity portfolio and the factoring business of Commercial Finance.

      Total reserve for credit losses was $752.5 million (2.48% of finance receivables) at September 30, 2003, compared to $754.9 million (2.66%) at June 30, 2003 and $777.8 million (2.73%) at September 30, 2002. The decline in the reserve, both in amount and percentage, reflects the telecommunication charge-offs taken against the telecommunication reserve and improving credit metrics. At September 30, 2003, the reserve for credit losses, before the telecommunication ($116.6 million) and Argentine ($135.0 million) reserves, was $500.9 million (1.69% of finance receivables), versus $491.8 million (1.78%) at June 30, 2003 and $473.7 million (1.72%) at September 30, 2002.

      The total telecommunications portfolio and the portion comprising the competitive local exchange carrier ("CLEC") exposure was $623.6 million and $216.7 million at September 30, 2003, versus $647.9 million and $224.3 million at June 30, 2003. Total telecommunication non-performing accounts were $88.5 million, compared to $94.2 million last quarter. CLEC non-performing accounts were $50.4 million, up from the comparative June 30, 2003 balance of $42.6 million. Total specific telecommunication reserves were $116.6 million at September 30, 2003, down from $128.1 million at June 30, 2003, reflecting current quarter net charge-offs.

Other Revenue
      For the quarter, other revenue totaled $220.7 million, up from $217.6 million for the quarter ended June 30, 2003, reflecting increased syndication and advisory fees in Structured Finance. Improved returns on securitized assets and revenue from joint venture activities in the Specialty Finance segment also drove other revenue higher. Partially offsetting these increases were lower securitization gains, due to lower levels of securitization, and product mix. Securitization gains during the current quarter totaled $18.3 million, 7.5% of pretax income, compared to $33.8 million, 14.8% of pretax income, during the prior quarter. Other revenue included venture capital losses of $11.3 million during the current quarter, compared to losses of $12.1 million for the prior quarter.

Salaries and General Operating Expenses
      Salaries and general operating expenses were $237.5 million for the quarter, up from $227.2 million for the June 2003 quarter. The increase from last quarter was primarily the result of higher incentive-based compensation and other employee related expenses. Salaries and general operating expenses were 2.06% of average managed assets during the quarter, versus 1.99% for the prior quarter. The efficiency ratio for the quarter (salaries and general operating expenses divided by operating margin, excluding provision for credit losses) was 42.2%, compared to 40.8% in the prior quarter.

      Headcount of 5,780 at September 30, 2003 was down from 5,845 at June 30, 2003 and 5,850 at September 30, 2002.

Results by Business Segment
      Total return on average earning assets was 1.64% for the quarter ended September 30, 2003 versus 1.53% for the prior quarter, reflecting improved performance in all segments except Commercial Finance.

      The following tables provide individual segment data for the current quarter compared to the second quarter of 2003. ($ in millions)

Specialty Finance
--------------------------------------------------------------------------------
                                                     For the Quarter Ended
--------------------------------------------------------------------------------
                                            September 30, 2003     June 30, 2003
--------------------------------------------------------------------------------
Operating margin                                    $218.7             $204.4
--------------------------------------------------------------------------------
Income before provision for income tax              $117.3             $103.2
--------------------------------------------------------------------------------
New business volume                               $3,445.0           $2,937.3
--------------------------------------------------------------------------------

      Specialty Finance operating margin improved, reflecting higher asset levels and lower charge-offs in the home equity portfolio. New business volume increased from the prior quarter due to improved demand throughout the vendor finance businesses as well as bulk purchases of home equity portfolios.

Equipment Finance
--------------------------------------------------------------------------------
                                                     For the Quarter Ended
--------------------------------------------------------------------------------
                                             September 30, 2003    June 30, 2003
--------------------------------------------------------------------------------
Operating margin                                     $35.8              $35.8
--------------------------------------------------------------------------------
Income before provision for income tax               $14.8              $13.0
--------------------------------------------------------------------------------
New business volume                                 $898.0             $857.5
--------------------------------------------------------------------------------

      Equipment Finance operating margin remained stable, reflecting decreased financing and leasing revenue, offset by lower net charge-offs. The new business volume increase was primarily in the U.S.

Capital Finance
--------------------------------------------------------------------------------
                                                       For the Quarter Ended
--------------------------------------------------------------------------------
                                             September 30, 2003    June 30, 2003
--------------------------------------------------------------------------------
Operating margin                                     $37.7               $32.2
--------------------------------------------------------------------------------
Income before provision for income tax               $20.4               $14.8
--------------------------------------------------------------------------------
New business volume                                 $192.0              $453.0
--------------------------------------------------------------------------------

      The Capital Finance operating margin and pre-tax income improved, reflecting increased gains on sales of aerospace and rail equipment, and a modest increase in net rentals. New business volume declined on fewer aircraft deliveries in the quarter. All five remaining 2003 aircraft deliveries have been placed. Six of the fourteen scheduled 2004 aircraft have been placed. At September 30, 2003, three commercial aircraft were off lease, compared to two at June 30, 2003.

Commercial Finance
--------------------------------------------------------------------------------
                                                    For the Quarter Ended
--------------------------------------------------------------------------------
                                             September 30, 2003    June 30, 2003
--------------------------------------------------------------------------------
Operating margin                                    $131.0             $131.3
--------------------------------------------------------------------------------
Income before provision for income tax               $88.1              $91.1
--------------------------------------------------------------------------------
New business volume (including factoring)           $559.0             $848.6
--------------------------------------------------------------------------------

      Commercial Finance operating margin declined slightly due to lower fee income in asset based lending activities, partially offset by increased commissions from higher seasonal factoring activity. New business volume was down as the prior quarter included several large transactions in the asset based lending business.

Structured Finance
--------------------------------------------------------------------------------
                                                    For the Quarter Ended
--------------------------------------------------------------------------------
                                             September 30, 2003    June 30, 2003
--------------------------------------------------------------------------------
Operating margin                                     $36.3              $31.6
--------------------------------------------------------------------------------
Income before provision for income tax               $28.2              $24.0
--------------------------------------------------------------------------------
New business volume                                 $309.0             $141.3
--------------------------------------------------------------------------------

      The Structured Finance operating margin improved on strong fees from advisory and structuring activities. New business volume increased, most notably in the media portfolio.

Corporate and Other
--------------------------------------------------------------------------------
                                                    For the Quarter Ended
--------------------------------------------------------------------------------
                                             September 30, 2003    June 30, 2003
--------------------------------------------------------------------------------
Operating margin                                     $20.6              $20.9
--------------------------------------------------------------------------------
Loss before tax benefit                             $(26.2)            $(17.3)
--------------------------------------------------------------------------------

      Corporate and Other reflects certain interest and other operating expenses not allocated to business segments. The higher pre-tax loss was primarily the result of higher incentive-based compensation and other employee benefit expenses.

Funding and Liquidity
      Commercial paper was $4.9 billion, up from $4.6 billion at June 30, 2003. At September 30, 2003, $6.3 billion of committed bank lines were undrawn and available.

      Term-debt issued during the quarter totaled $2.4 billion, and consisted of $1.8 billion in variable-rate medium-term notes, $0.5 billion three-year global issue, comprised of fixed and floating rate tranches and $0.1 billion in fixed-rate retail issues. Securitization volume was $1.3 billion compared to $1.7 billion in the prior quarter.

      Cash and cash equivalents increased to $2.3 billion at September 30, 2003, compared to $1.4 billion at June 30, 2003, as we pre-funded a portion of upcoming debt maturities at the end of the quarter. However, the average quarterly invested cash balance declined from the prior quarter.

Capitalization and Leverage
      The ratio of tangible equity to managed assets remains strong at 10.44% as of September 30, 2003, compared to 10.53% as of June 30, 2003 and 9.93% at the end of the prior year quarter.

Conference Call and Webcast:
      We will discuss this quarter's results, as well as on-going strategy, on a conference call today at 11:00 am (EDT). The interested parties may access the conference call live today by dialing 877-558-5219 for U.S. and Canadian callers or 706-634-5438 for international callers, and reference "CIT earnings call," or at the following website: http://ir.cit.com. An audio replay of the call will be available beginning no later than three hours after the conclusion of the call until 11:59 pm (EST) October 29, 2003, by dialing 800-642-1687 for U.S. and Canadian callers or 706-645-9291 for international callers with the pass-code 3122518, or at the following website: http://ir.cit.com.

Forward-Looking Statements:
      This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CIT's control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CIT's businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors are described in CIT's filings with the Securities and Exchange Commission, including its Transitional Report on Form 10-K for the period from October 1, 2002 to December 31, 2002. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available with this release on our website at http://ir.cit.com.

About CIT:
      CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $50 billion in assets under management and applies its financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company, holds leading positions in vendor financing, U.S. factoring, equipment and transportation financing, Small Business Administration loans, and asset-based and credit-secured lending. CIT, with its principal offices in Livingston, New Jersey and New York City, has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

                                      ###

                         CIT GROUP INC. AND SUBSIDIARIES
                    UNAUDITED CONSOLIDATED INCOME STATEMENTS
                   For the Three and Nine Month Periods Ended
                   September 30, 2003 and September 30, 2002
                  (dollars in millions, except per share data)

                                              Three Months Ended                            Nine Months Ended
                                ---------------------------------------  -----------------------------------------------------------
                                September 30,    June 30, September 30,  September 30,                 September 30,
                                    2003           2003        2002          2003                         2002 (1)
                                ------------    ---------   ----------   -------------  --------------------------------------------
                                                                                            CIT             TCH         Consolidated
Finance income                  $      921.2    $   943.2   $  1,015.2     $  2,803.6   $    3,143.8     $      --      $  3,143.8
Interest expense                       326.5        331.1        347.8        1,004.3        1,066.3            --         1,066.3
                                ------------    ---------   ----------     ----------   ------------     ----------     ----------
Net finance income                     594.7        612.1        667.4        1,799.3        2,077.5            --         2,077.5
Depreciation on operating lease
  equipment                            252.4        272.9        296.6          804.1          902.5            --           902.5
                                ------------    ---------   ----------     ----------   ------------     ----------     ----------
Net finance margin                     342.3        339.2        370.8          995.2        1,175.0            --         1,175.0
Provision for credit losses             82.9        100.6        122.7          286.5          675.4            --           675.4
                                ------------    ---------   ----------     ----------   ------------     ----------     ----------
Net finance margin after
  provision for credit losses          259.4        238.6        248.1          708.7          499.6            --           499.6
Other revenue(2)                       220.7        217.6        209.0          673.8          687.2            --           687.2
                                ------------    ---------   ----------     ----------   ------------     ----------     ----------
Operating margin                       480.1        456.2        457.1        1,382.5        1,186.8            --         1,186.8
                                ------------    ---------   ----------     ----------   ------------     ----------     ----------
Salaries and general operating
  expenses                             237.5        227.2        235.6          698.3          692.9           14.8          707.7
Goodwill impairment                      --           --           --             --         6,511.7            --         6,511.7
Interest expense - TCH                   --           --           --             --             --           586.3          586.3
                                ------------    ---------   ----------     ----------   ------------     ----------     ----------
Operating expenses                     237.5        227.2        235.6          698.3        7,204.6          601.1        7,805.7
                                ------------    ---------   ----------     ----------   ------------     ----------     ----------
Income (loss) before provision
  for income taxes                     242.6        229.0        221.5          684.2       (6,017.8)        (601.1)      (6,618.9)
Provision for income taxes             (94.6)       (89.3)       (84.1)        (266.8)        (188.3)         (67.5)        (255.8)
Minority interest                       (0.2)        (0.1)          --           (0.3)            --             --             --
Dividends on preferred capital
  securities, after-tax                  --          (2.7)        (2.7)          (5.4)          (8.1)            --           (8.1)
                                ------------    ---------   ----------     ----------   ------------     ----------     ----------
Net income (loss) (3)           $      147.8    $   136.9   $    134.7     $    411.7   $   (6,214.2)    $   (668.6)    $ (6,882.8)
                                ============    =========   ==========     ==========   ============     ==========     ==========

Earnings per share
Basic earnings per share        $       0.70    $     0.65  $     0.64     $     1.95
Diluted earnings per share      $       0.69    $     0.65  $     0.64     $     1.94
Number of shares -basic
  (thousands)                        211,735      211,588      211,573        211,633
Number of shares -diluted
  (thousands)                        213,529      212,066      211,695        212,498

(1) TCH was a wholly-owned subsidiary of a Tyco affiliate domiciled in Bermuda and was the holding company for the acquisition of CIT by Tyco. Prior to the completion of the IPO of CIT on July 8, 2002, the cumulative activity of TCH (net deficit) was offset via a capital contribution from Tyco. The consolidated financial statements of CIT were not impacted by TCH subsequent to June 30, 2002.

                                               Three Months Ended                   Nine Months Ended
                                      --------------------------------------   ---------------------------
                                      September 30,  June 30,  September 30,   September 30, September 30,
(2) Other Revenue                         2003         2003        2002            2003          2002
                                      ------------   --------  ------------    ------------  -------------
Fees and other income                   $ 151.5       $ 134.6    $ 165.7          $ 430.8      $ 471.0
Factoring commissions                      47.6          44.8       47.7            139.3        127.2
Gains on securitization                    18.3          33.8       29.2             82.8        121.0
Gains on sales of leasing equipment        14.6          16.5        2.6             48.7         10.9
Losses on venture capital investments     (11.3)        (12.1)     (36.2)           (27.8)       (42.9)
                                        -------       -------    -------          -------      -------
Total other revenue                     $ 220.7       $ 217.6    $ 209.0          $ 673.8      $ 687.2
                                        =======       =======    =======          =======      =======

Fees and other income include: servicing fees, structuring and advisory fees, syndication fees and gains from other asset and receivable sales.

                                                  Three Months Ended                Nine Months Ended
                                       -------------------------------------   --------------------------
                                      September 30,  June 30,  September 30,   September 30, September 30,
(3) Net income (loss) by segment          2003         2003        2002            2003          2002
                                      ------------   --------  ------------    ------------  ------------

Specialty Finance                        $ 71.6        $ 63.0     $ 68.9          $ 186.8      $ 252.7
Equipment Finance                           9.0           7.9        7.6             27.6         79.2
Capital Finance                            12.3           9.1       20.4             29.1         58.4
Commercial Finance                         53.8          55.6       51.4            163.5        146.3
Structured Finance                         17.1          14.7       16.4             44.0         48.3
                                        -------       -------    -------          -------      -------
     Total Segments                       163.8         150.3      164.7            451.0        584.9
Corporate, including certain charges      (16.0)        (13.4)     (30.0)           (39.3)    (7,467.7)
                                        -------       -------    -------          -------      -------
     Total                              $ 147.8       $ 136.9    $ 134.7          $ 411.7   $ (6,882.8)
                                        =======       =======    =======          =======      =======

                         CIT GROUP INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                              (dollars in millions)

                                                           September 30,     December 31,
                                                               2003             2002
                                                           -------------     ------------
                                                            (unaudited)
ASSETS
Financing and leasing assets:
   Finance receivables                                      $ 30,342.6        $ 27,621.3
   Reserve for credit losses                                    (752.5)           (760.8)
                                                            ----------        ----------
   Net finance receivables                                    29,590.1          26,860.5
   Operating lease equipment, net                              7,485.3           6,704.6
   Finance receivables held for sale                           1,017.9           1,213.4
Cash and cash equivalents                                      2,269.0           2,036.6
Goodwill                                                         388.7             384.4
Other assets (1)                                               4,749.6           4,732.9
                                                            ----------        ----------
Total Assets                                                $ 45,500.6        $ 41,932.4
                                                            ==========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Debt:
   Commercial paper                                          $ 4,935.8         $ 4,974.6
   Variable-rate bank credit facilities                             --           2,118.0
   Variable-rate senior notes                                  7,430.0           4,906.9
   Fixed-rate senior notes                                    21,390.4          19,681.8
Preferred capital securities                                     255.9                --
                                                            ----------        ----------
Total debt                                                    34,012.1          31,681.3
Credit balances of factoring clients                           3,103.0           2,270.0
Accrued liabilities and payables                               3,164.7           2,853.2
                                                            ----------        ----------
Total Liabilities                                             40,279.8          36,804.5

Minority interest                                                 39.9                --

Preferred capital securities                                        --             257.2
Stockholders' Equity:
   Common stock                                                    2.1               2.1
   Paid-in capital                                            10,679.1          10,676.2
   Accumulated deficit                                        (5,271.5)         (5,606.9)
   Accumulated other comprehensive loss                         (227.6)           (200.7)
Less: Treasury stock, at cost                                     (1.2)               --
                                                            ----------        ----------
Total Stockholders' Equity                                     5,180.9           4,870.7
                                                            ----------        ----------
Total Liabilities and Stockholders' Equity                  $ 45,500.6        $ 41,932.4
                                                            ==========        ==========

(1) Other Assets primarily include the following at September 30, 2003: $1.4 billion of securitization assets, $0.8 billion of accrued interest and receivables from derivative counterparties, $0.7 billion of investments in and receivables from joint ventures and non-consolidated subsidiaries, $0.3 billion of deposits on flight equipment, $0.3 billion of equity investments, $0.1 billion of repossessed and off-lease equipment, $0.1 billion of prepaid expenses, and $0.1 billion of investments in aerospace securities. The remaining balance includes furniture and fixtures, miscellaneous receivables and other assets.

                         CIT GROUP INC. AND SUBSIDIARIES
                       OWNED AND MANAGED ASSET COMPOSITION
                              (dollars in millions)

                                                                September 30,       June 30,     September 30,
                                                                    2003              2003            2002
                                                                -------------       --------     -------------
Specialty Finance Segment
     Commercial
         Finance receivables (1)                                  $  6,839.1      $  6,975.4       $  6,091.5
         Operating lease equipment, net                              1,043.4         1,171.2          1,353.2
         Finance receivables held for sale                             754.5           622.6            528.7
                                                                  ----------      ----------       ----------
           Owned assets                                              8,637.0         8,769.2          7,973.4
         Finance receivables securitized and managed by CIT          3,876.8         3,473.9          3,703.1
                                                                  ----------      ----------       ----------
           Managed assets                                           12,513.8        12,243.1         11,676.5
                                                                  ----------      ----------       ----------
     Consumer
         Finance receivables - home equity                           2,443.1         1,502.1            934.2
         Finance receivables - other                                   896.8           934.5            831.8
         Finance receivables held for sale                             150.0           395.0            380.0
                                                                  ----------      ----------       ----------
           Owned assets                                              3,489.9         2,831.6          2,146.0
         Home equity finance receivables securitized and managed
           by CIT                                                    2,064.9         2,276.7          2,115.9
         Other finance receivables securitized and managed by CIT      694.8           786.0          1,031.6
                                                                  ----------      ----------       ----------
           Managed assets                                            6,249.6         5,894.3          5,293.5
                                                                  ----------      ----------       ----------

Equipment Finance Segment
         Finance receivables (1)                                     6,157.5         6,014.6          7,522.2
         Operating lease equipment, net                                461.7           504.0            765.8
         Finance receivables held for sale                             113.4           192.4            110.8
                                                                  ----------      ----------       ----------
           Owned assets                                              6,732.6         6,711.0          8,398.8
         Finance receivables securitized and managed by CIT          3,504.5         3,819.9          4,384.1
                                                                  ----------      ----------       ----------
           Managed assets                                           10,237.1        10,530.9         12,782.9
                                                                  ----------      ----------       ----------

Capital Finance Segment
         Finance receivables                                         1,208.9         1,185.2          1,479.5
         Operating lease equipment, net                              5,859.4         5,783.2          4,388.9
                                                                  ----------      ----------       ----------
           Owned assets                                              7,068.3         6,968.4          5,868.4
                                                                  ----------      ----------       ----------

Commercial Finance Segment
     Commercial Services
         Finance receivables                                         5,697.8         4,766.3          5,040.4
     Business Credit
         Finance receivables                                         4,173.3         4,147.1          3,869.8
                                                                  ----------      ----------       ----------
           Owned assets                                              9,871.1         8,913.4          8,910.2
                                                                  ----------      ----------       ----------

Structured Finance Segment
         Finance receivables                                         2,926.1         2,888.4          2,689.6
         Operating lease equipment, net                                120.8           101.6             59.5
                                                                  ----------      ----------       ----------
           Owned assets                                              3,046.9         2,990.0          2,749.1
                                                                  ----------      ----------       ----------

Other - Equity Investments                                             313.9           325.4            341.7
                                                                  ----------      ----------       ----------

Total
         Finance receivables                                      $ 30,342.6      $ 28,413.6       $ 28,459.0
         Operating lease equipment, net                              7,485.3         7,560.0          6,567.4
         Finance receivables held for sale                           1,017.9         1,210.0          1,019.5
                                                                  ----------      ----------       ----------
           Financing and leasing assets excl. equity investments    38,845.8        37,183.6         36,045.9
         Equity investments (included in other assets)                 313.9           325.4            341.7
                                                                  ----------      ----------       ----------
           Owned assets                                             39,159.7        37,509.0         36,387.6
         Finance receivables securitized and managed by CIT         10,141.0        10,356.5         11,234.7
                                                                  ----------      ----------       ----------
           Managed assets                                         $ 49,300.7      $ 47,865.5       $ 47,622.3
                                                                  ==========      ==========       ==========

(1) During the March 31, 2003 quarter, certain owned finance receivables totaling $1,078.6 million at March 31, 2003 were transferred from Equipment Finance to Specialty Finance - Commercial, principally representing small business loans and leases. Prior period data has not been restated to conform to present period presentation.

                         CIT GROUP INC. AND SUBSIDIARIES
                                 CREDIT METRICS
                             (dollars in millions)

                                                                                   For the Quarters Ended
                                                                 ---------------------------------------------------------
                                                                 September 30, 2003    June 30, 2003    September 30, 2002
                                                                      $        %         $        %         $          %
                                                                 ---------------------------------------------------------
Net Credit Losses - Owned as a Percentage of Average
Finance Receivables
    Specialty Finance - Commercial(1)                            $   25.6    1.47%   $   23.9    1.33%   $   18.8    1.22%
    Equipment Finance(1)                                             23.1    1.52%       38.6    2.51%       70.7    3.71%
    Capital Finance                                                   --      --          --      --          0.1    0.03%
    Commercial Finance                                               19.7    0.84%       21.3    0.96%       22.4    1.06%
    Structured Finance                                                9.2    1.28%        8.6    1.18%       18.4    2.78%
                                                                 --------            --------            --------
      Total Commercial                                               77.6    1.17%       92.4    1.40%      130.4    1.98%
    Specialty Finance - Consumer                                     13.0    1.80%       16.0    2.62%       10.6    2.17%
                                                                 --------            --------            --------
    Total                                                        $   90.6    1.23%   $  108.4    1.51%   $  141.0    1.99%
                                                                 ========            ========            ========

                                                                       For the Nine Months Ended
                                                                 --------------------------------------
                                                                 September 30, 2003  September 30, 2002
                                                                      $        %         $        %
                                                                 --------------------------------------
Net Credit Losses - Owned as a Percentage of
Average Finance Receivables
    Specialty Finance - Commercial(1)                            $   80.5    1.51%   $   59.6    1.28%
    Equipment Finance(1)                                             99.8    2.14%      196.7    3.08%
    Capital Finance                                                   1.8    0.19%        0.1    0.01%
    Commercial Finance                                               57.6    0.86%       71.6    1.28%
    Structured Finance                                               31.6    1.45%       18.5    0.97%
                                                                 --------            --------
      Total Commercial                                              271.3    1.37%      346.5    1.76%
    Specialty Finance - Consumer                                     42.0    2.23%       32.9    1.96%
                                                                 --------            --------
    Total                                                        $  313.3    1.45%   $  379.4    1.77%
                                                                 ========            ========

                                                                 September 30, 2003    June 30, 2003    September 30, 2002
                                                                      $        %         $        %         $          %
                                                                 ---------------------------------------------------------
Finance  Receivables Past Due 60 days or
more - Owned as a Percentage of Finance
Receivables
    Specialty Finance - Commercial(1)                            $  245.9    3.60%   $  249.6    3.58%   $  215.4    3.54%
    Equipment Finance(1)                                            206.3    3.35%      253.0    4.21%      350.7    4.66%
    Capital Finance                                                  60.5    5.00%       99.2    8.37%      101.5    6.86%
    Commercial Finance                                              130.2    1.32%      130.5    1.46%      209.4    2.35%
    Structured Finance                                               82.8    2.83%       65.7    2.27%       65.8    2.45%
                                                                 --------            --------            --------
      Total Commercial                                              725.7    2.69%      798.0    3.07%      942.8    3.53%
    Specialty Finance - Consumer                                    137.7    4.12%      128.1    5.26%      127.2    7.20%
                                                                 --------            --------            --------
    Total                                                        $  863.4    2.85%   $  926.1    3.26%   $1,070.0    3.76%
                                                                 ========            ========            ========

Non-performing Assets - Owned as
a Percentage of Finance Receivables(2)
    Specialty Finance - Commercial(1)                            $  132.7    1.94%   $  140.0    2.01%   $  103.1    1.69%
    Equipment Finance(1)                                            283.7    4.61%      337.8    5.62%      470.0    6.25%
    Capital Finance                                                  54.7    4.52%       83.1    7.01%       78.5    5.31%
    Commercial Finance                                              108.0    1.09%      107.4    1.20%      176.1    1.98%
    Structured Finance                                              141.6    4.84%      133.9    4.64%      172.2    6.40%
                                                                 --------            --------            --------
      Total Commercial                                              720.7    2.67%      802.2    3.09%      999.9    3.75%
    Specialty Finance - Consumer                                    146.1    4.37%      139.0    5.70%      139.9    7.92%
                                                                 --------            --------            --------
    Total                                                        $  866.8    2.86%   $  941.2    3.31%   $1,139.8    4.01%
                                                                 ========            ========            ========

Finance Receivables Past Due 60 days or
more - Managed as a Percentage of
Managed Financial Assets(3)
    Specialty Finance - Commercial(1)                            $  332.4    2.90%   $  318.5    2.88%   $  303.3   2.94%
    Equipment Finance(1)                                            332.7    3.40%      395.5    3.94%      609.1   5.07%
    Capital Finance                                                  60.5    5.00%       99.2    8.37%      101.5   6.86%
    Commercial Finance                                              130.1    1.32%      130.5    1.46%      209.4   2.35%
    Structured Finance                                               82.8    2.83%       65.7    2.27%       65.8   2.45%
                                                                  -------            --------            --------
      Total Commercial                                              938.5    2.66%    1,009.4    2.96%    1,289.1   3.64%
    Specialty Finance - Consumer                                    283.9    4.54%      268.4    4.55%      249.5   4.71%
                                                                 --------            --------            --------
    Total                                                        $1,222.4    2.95%   $1,277.8    3.20%   $1,538.6   3.78%
                                                                 ========            ========            ========

Reserve for Credit Losses
    Reserve for credit losses as a percentage of
      finance receivables                                        $  752.5    2.48%   $  754.9    2.66%   $  777.8    2.73%
    Reserve for credit losses as a percentage of
      finance receivables past due 60 days or more                           87.2%               81.5%               72.7%

(1) During the quarter ended March 31, 2003, certain portfolios were tranferred from Equipment Finance to Specialty Finance - Commercial. Charge-offs for the quarter ending September 30, 2003 relating to these portfolios totaled approximately $4 million. At September 30, 2003 approximately $75 million past due 60+ accounts (both owned and managed) and $73 million non-performing accounts related to the transferred portfolios, versus $65 million and $60 million at September 30, 2002, respectively. Prior period balances have not been restated to conform to current period presentation.

(2) Total non-performing assets reflect both commercial and consumer finance receivables on non-accrual status and assets received in satisfaction of loans.

(3) Managed financial assets exclude operating leases and certain equity investments.

                         CIT GROUP INC. AND SUBSIDIARIES
                  SELECTED DATA AND OWNED PORTFOLIO INFORMATION
                  (dollars in millions, except per share data)

Selected Data                                                     For the Three Months Ended             For the Nine Months Ended
                                                          -----------------------------------------    -----------------------------
                                                          September 30,   June 30,    September 30,    September 30,   September 30,
Profitability                                                 2003          2003          2002            2003             2002
                                                          -----------------------------------------    -----------------------------
    Net finance margin as a
      percentage of AEA  (see note below)                     3.80%         3.80%         4.37%           3.73%            4.52%
    Net finance margin after provision as
      a percentage of AEA                                     2.88%         2.67%         2.92%           2.66%            1.92%
    Salaries & general operating expenses as
      a percentage of AMA(1)                                  2.06%         1.99%         2.08%           2.04%            2.01%
    Efficiency ratio                                          42.2%         40.8%         40.6%           41.8%            37.2%
    Return on tangible stockholders' equity                   12.2%         11.6%         12.3%           11.7%         (196.1)%
    Return on AMA(1)                                          1.28%         1.20%         1.19%           1.20%          (18.0)%
    Return on AEA (by segment)
      Specialty Finance                                       2.34%         2.07%         2.66%           2.04%            3.05%
      Equipment Finance                                       0.53%         0.46%         0.35%           0.53%            1.10%
      Capital Finance                                         0.69%         0.54%         1.38%           0.58%            1.39%
      Commercial Finance                                      3.22%         3.44%         3.41%           3.40%            3.58%
      Structured Finance                                      2.29%         1.95%         2.42%           1.96%            2.44%
           Total Segments                                     1.83%         1.70%         1.96%           1.71%            2.27%
      Corporate, including certain charges                  (0.19)%       (0.17)%       (0.37)%         (0.17)%         (28.74)%
           Total                                              1.64%         1.53%         1.59%           1.54%         (26.47)%

    Note: For the three months
    ended September 30, 2003,
    dividends on preferred capital
    securities are reflected in
    interest expense (5 basis
    points impact) as a result of
    adopting FAS 150

Securitization Volume(2)
    Specialty Finance - Commercial                     $     936.0    $  1,201.0    $    305.5     $   2,546.3      $   1,761.1
    Equipment Finance                                        381.5         329.4         410.5         1,171.9          1,945.0
    Specialty Finance - Consumer                               --          122.1         264.0           489.2          2,738.5
                                                         --------------------------------------    ----------------------------
    Total                                              $   1,317.5    $  1,652.5    $    980.0     $   4,207.4      $   6,444.6
                                                          =====================================    ============================

Average Assets
    Average Finance Receivables (AFR)                  $  29,431.3    $ 28,766.5    $ 28,325.8     $  28,871.2      $  28,539.2
    Average Earning Assets (AEA)                          36,072.4      35,700.0      33,959.4        35,559.0         34,674.5
    Average Managed Assets (AMA)(1)                       46,052.0      45,764.8      45,356.5        45,648.4         46,021.2
    Average Operating Leases (AOL)                         7,458.9       7,304.2       6,615.0         7,151.1          6,597.3
    Note: These averages are based on an
      ending four or ten month average.

                                                                                September 30,      June 30,     September 30,
                                                                                   2003              2003           2002
                                                                                --------------------------------------------
Capital & Leverage(3),(4)
    Tangible stockholders' equity to managed assets                               10.44%            10.53%          9.93%
    Debt (net of overnight deposits) to
      tangible stockholders' equity(5)                                             6.22x             6.28x          6.54x
    Tangible book value per share                                                 $22.93            $22.55         $21.08

Note: The above data for the nine months ended
September 30, 2002 reflects the activity for CIT only and excludes the consolidating TCH expenses.

(1) "AMA" or "Average Managed Assets" represents the sum of average earning assets, which are net of credit balances of factoring clients, and the average of finance receivables previously securitized and still managed by CIT.

(2) Quarter ended September 30, 2002 excludes trade receivables securitization activity due to the short-term nature of the receivables and facilities.

(3)   Tangible stockholders' equity excludes goodwill.

(4) Tangible stockholders' equity excludes the impact of accounting changes for derivative financial instruments and unrealized gains and includes Preferred Capital Securities.

(5) Total debt excludes, and stockholders' equity includes, Preferred Capital Securities.

Owned Portfolio Information                                       September 30,         June 30,          September 30,
                                                                      2003                2003                2002
                                                                  -----------------------------------------------------
Liquidating Portfolios:
        Balance                                                   $  1,030.5          $  1,085.4          $  1,459.9
        Non-performing accounts                                   $    121.0          $    143.1          $    155.8
        Past due 60+ days                                         $    105.4          $    124.7          $    146.2

Telecommunications(6):
        Financing and leasing assets                              $    623.6          $    647.9          $    707.2
        Number of accounts                                                49                  53                  52
        Largest customer account balance                          $     32.5          $     33.4          $     34.1
        Non-performing accounts                                   $     88.5          $     94.2          $    137.0
        Number of accounts                                                 9                  10                  11
        Past due 60+ days                                         $     54.9          $     42.3          $     24.2
        CLEC exposure                                             $    216.7          $    224.3          $    275.2

Equity and Venture Capital Investments:
        Total investment balance                                  $    313.9          $    325.4          $    341.7
        Direct investments                                        $    161.5          $    169.1          $    196.6
        Number of companies                                               47                  49                  60
        Private equity funds                                      $    152.4          $    156.3          $    145.1
        Number of funds                                                   52                  52                  52
        Remaining fund and equity commitments                     $    140.7          $    149.2          $    181.0

(6) Telecommunication portfolio data consists of lending and leasing directly to the telecommunication sector, and does not include lending and leasing for telecom related equipment to non-telecom companies.

                         CIT GROUP INC. AND SUBSIDIARIES
                            Aerospace Portfolio Data
                     (dollars in millions unless specified)


Total Aerospace Portfolio:                      September 30,     June 30,      September 30,
Financing and leasing assets                        2003            2003              2002
                                                -------------  -------------    -------------
  Commercial                                    $4,575.7         $4,479.2         $3,986.7
  Regional                                      $  310.0         $  316.9         $  301.0
Investment in aerospace assets (EETC's)
  including accrued interest                    $  100.4         $  104.2         $   96.7
Number of planes:
  Commercial                                         204              203              193
  Regional                                           116              122               94

                                             September 30, 2003            June 30, 2003             September 30, 2002
                                           ------------------------    -----------------------    ------------------------
Commercial Aerospace Portfolio:
By Region:                                 Net Investment    Number    Net Investment   Number    Net Investment    Number
                                           --------------    ------    --------------   ------    --------------    ------
Europe                                        $1,980.9            64      $1,930.9           62      $1,586.9            55
North America (1)                              1,065.8            73       1,060.9           76       1,025.9            76
Asia Pacific                                     875.1            36         879.5           36         813.4            31
Latin America                                    529.1            25         536.2           25         483.3            27
Africa / Middle East                             124.8             6          71.7            4          77.2             4
                                              --------      --------      --------     --------      --------      --------
Total                                         $4,575.7           204      $4,479.2          203      $3,986.7           193
                                              ========      ========      ========     ========      ========      ========

By Manufacturer:                           Net Investment    Number    Net Investment   Number    Net Investment    Number
                                           --------------    ------    --------------   ------    --------------    ------

Boeing                                        $2,626.5           141      $2,607.9          140      $2,439.6           137
Airbus                                         1,928.2            51       1,847.5           48       1,507.7            38
Other                                             21.0            12          23.8           15          39.4            18
                                              --------      --------      --------     --------      --------      --------
Total                                         $4,575.7           204      $4,479.2          203      $3,986.7           193
                                              ========      ========      ========     ========      ========      ========

By Body Type (2):                          Net Investment    Number    Net Investment   Number    Net Investment    Number
                                           --------------    ------    --------------   ------    --------------    ------
Narrow body                                   $3,285.9           155      $3,218.7          152      $2,723.3           141
Intermediate                                     881.0            18         865.4           18         849.0            16
Wide body                                        387.8            19         371.3           18         375.0            18
Other                                             21.0            12          23.8           15          39.4            18
                                              --------      --------      --------     --------      --------      --------
Total                                         $4,575.7           204      $4,479.2          203      $3,986.7           193
                                              ========      ========      ========     ========      ========      ========

Largest customer net investment               $  289.7                    $  292.5                   $  193.5
Number of accounts                                  84                          83                         77
Weighted average age of fleet (years)                7                           7                          7

                                               September 30, 2003             June 30, 2003            September 30, 2002
                                             -----------------------      ---------------------      ---------------------
New Aircraft Delivery Order Book
  (dollars in billions)                       Amount         Number        Amount       Number        Amount        Number
                                             --------       --------      --------     --------      --------       ------
  For the Years Ending December 31,
    2002                                                                                             $    0.1             3
    2003 (Remaining 2003)                     $    0.2             5      $    0.3            8           0.8            19
    2004                                           0.6            14           0.8           16           1.2            25
    2005                                           1.1            24           1.2           27           1.2            25
    2006                                           1.0            19           0.9           16           0.5             9
    2007                                           0.3             5           0.1            1           0.1             1
                                              --------      --------      --------     --------      --------      --------
    Total                                     $    3.2            67      $    3.3           68      $    3.9            82
                                              ========      ========      ========     ========      ========      ========

The order amounts are based on current appraised values in 2002 base dollars and exclude CIT's option to purchase additional planes. Contractual maturities, sales and other dispositions, as well as depreciation expense, are expected to largely offset the new deliveries. At September 30, 2003, all of the 2003 deliveries and 6 of the 2004 deliveries were placed.

(1) Comprised of net investments in the U.S. and Canada of $856.3 million (67 aircraft) and $209.5 million (6 aircraft) at September 30, 2003, $871.6 million (70 aircraft) and $189.3 million (6 aircraft) at June 30, 2003, and $847.5 million (70 aircraft) and $178.4 million (6 aircraft) at September 30, 2002, respectively.

(2) Narrow body are single aisle design and consist primarily of Boeing 737 and 757 series and Airbus A320 series aircraft. Intermediate body are smaller twin aisle design and consist primarily of Boeing 767 series and Airbus A330 series aircraft. Wide body are large twin aisle design and consist primarily of Boeing 747 and 777 series and McDonnell Douglas DC10 series aircraft.

                         CIT GROUP INC. AND SUBSIDIARIES
                              Non-GAAP Disclosures
                              (dollars in millions)

                                                  September 30, 2003      June 30, 2003      December 31, 2002    September 30, 2002
                                                  ------------------      -------------      -----------------    ------------------

Managed assets (1):
Finance receivables                                    $30,342.6             $28,413.6            $27,621.3            $28,459.0
Operating lease equipment, net                           7,485.3               7,560.0              6,704.6              6,567.4
Finance receivables held for sale                        1,017.9               1,210.0              1,213.4              1,019.5
Equity and venture capital investments
  (included in other assets)                               313.9                 325.4                335.4                341.7
                                                       ---------             ---------            ---------            ---------
Total financing and leasing portfolio assets            39,159.7              37,509.0             35,874.7             36,387.6
   Securitized assets                                   10,141.0              10,356.5             10,482.4             11,234.7
                                                       ---------             ---------            ---------            ---------
Managed Assets                                         $49,300.7             $47,865.5            $46,357.1            $47,622.3
                                                       =========             =========            =========            =========

Earning assets (2):
Total financing and leasing portfolio assets           $39,159.7             $37,509.0            $35,874.7            $36,387.6
   Credit balances of factoring clients                 (3,103.0)             (2,471.6)            (2,270.0)            (2,513.8)
                                                       ---------             ---------            ---------            ---------
Earning assets                                         $36,056.7             $35,037.4            $33,604.7            $33,873.8
                                                       =========             =========            =========            =========

Tangible equity (3):
Total equity                                           $ 5,180.9             $ 5,057.6            $ 4,870.7            $ 4,757.8
   Other comprehensive loss relating to
     derivative financial instruments                      106.9                 122.1                118.3                120.5
   Unrealized gain on securitization
     investments                                            (8.0)                 (7.9)               (20.5)               (23.6)
   Goodwill                                               (388.7)               (389.8)              (384.4)              (384.4)
                                                       ---------             ---------            ---------            ---------
Tangible common equity                                   4,891.1               4,782.0              4,584.1              4,470.3
   Preferred capital securities                            255.9                 256.4                257.2                257.7
                                                       ---------             ---------            ---------            ---------
Tangible equity                                        $ 5,147.0             $ 5,038.4            $ 4,841.3            $ 4,728.0
                                                       =========             =========            =========            =========

Debt, net of overnight deposits (4):
Total Debt                                             $34,012.1             $32,430.8            $31,681.3            $32,456.0
   Overnight deposits                                   (1,722.9)               (781.3)            (1,578.7)            (1,550.6)
   Preferred capital securities                           (255.9)                   --                   --                   --
                                                       ---------             ---------            ---------            ---------
Debt, net of overnight deposits                        $32,033.3             $31,649.5            $30,102.6            $30,905.4
                                                       =========             =========            =========            =========

--------------------------------------------------------------------------------
Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to trends in the business to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

1) Managed assets are utilized in certain credit and expense ratios. Securitized assets are included in managed assets because CIT retains certain credit risk and the servicing related to assets that are funded through securitizations.

2) Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount, which corresponds to amounts funded, is a basis for revenues earned.

3)Tangible equity is utilized in leverage ratios, and is consistent with certain rating agency measurements. Other comprehensive losses and unrealized gains on securitization investments (both included in the separate component of equity) are excluded from the calculation, as these amounts are not necessarily indicative of amounts which will be realized.

4) Debt, net of overnight deposits is utilized in certain leverage ratios. Overnight deposits are excluded from these calculations, as these amounts are retained by the Company to repay debt. Overnight deposits are reflected in both debt and cash and cash equivalents.